Exhibit 2.3
SUPPLEMENTAL DISCLOSURE AGREEMENT AND
SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT
     THIS SUPPLEMENTAL DISCLOSURE AGREEMENT AND SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is executed effective as of the date set forth below by and among MAXIT FINANCIAL, LLC, a Washington limited liability company (“Seller”), BRADLEY E. SHAIN (“Principal”), and CASH AMERICA, INC., OF NEVADA, a Nevada corporation (“Purchaser,” and together with Seller and Principal “Parties”).
W I T N E S S E T H:
     WHEREAS, the Parties entered into that certain Asset Purchase Agreement (as amended, the “Agreement”) dated July 28, 2010; and
     WHEREAS, the Parties desire to amend the Agreement, to amend, supplement and restate the Schedules attached to the Agreement, and to agree upon certain other matters described herein.
     NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Defined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings given such terms in the Agreement.
     2. Conflicts. If there are any conflicts or inconsistencies between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.
     3. Ratification. Except as expressly modified by this Amendment, the terms and conditions of the Agreement are hereby ratified and shall remain in full force and effect as written.
     4. Inspections. The Parties agree and acknowledge that Inspections were performed by Purchaser in accordance with the terms of Section 4.17.1 of the Agreement. The results of such Inspections are set forth on Exhibit “A” attached to this Amendment. Purchaser has provided Attachment A and Attachment B of Schedule 1.0(c) of the Updated Schedules (as defined in Section 14 of this Amendment) to reflect the values of merchandise inventory and Consumer Loan balances comprising a portion of the Assets through the end of business on October 1, 2010.
     5. Fair Market Value and Trading Value. As used in the Agreement, the Fair Market Value is hereby stipulated to be $34.144 per Share and the Trading Value is hereby stipulated to be $35.23 per Share.

     6. Closing Buckets. For purposes of the Closing, each Shop has been placed in a bucket (each a “Closing Bucket”) in the manner described below.
     a. Bucket One Shops. “Bucket One Shops” are all Shops other than the Bucket Two Shop.
     b. Bucket Two Shop. “Bucket Two Shop” is the Shop located at 2860 E. Main Street, Mesa, Arizona.
     c. Licenses and Permits. From and after the Closing Date, Purchaser and Seller shall use their best efforts, acting diligently and in good faith, in an effort to obtain all the permanent permits and licenses Purchaser needs to operate the Bucket Two Shop.
     7. Closing — Assets and Assumed Liabilities.
     a. Transfer of Assets. At the Closing, Seller shall convey to Purchaser all of the Assets related to the Bucket One Shops (collectively, the “Transferred Assets”) in the manner described in the Agreement. At the Closing, Seller shall retain ownership of the Assets related to the Bucket Two Shop (collectively, the “Retained Assets”) until such time as Purchaser acquires the Bucket Two Shop on the Bucket Two Closing Date (as defined below). Notwithstanding the foregoing, if any Asset relates to the Bucket Two Shop and to one or more of any of the Bucket One Shops (collectively, the “Mixed Assets”), then Seller shall convey to Purchaser all such Mixed Assets in the manner described in the Agreement and such Mixed Assets shall be deemed Transferred Assets. The Transferred Assets, the Retained Assets and the Mixed Assets are more particularly described on Exhibit “B” attached to this Amendment.
     b. Assumed Liabilities. At the Closing, Seller shall assign to Purchaser, and Purchaser shall assume from Seller, the Assumed Liabilities related to the Bucket One Shops (collectively, the “Transferred Assumed Liabilities”) in the manner described in the Agreement. At the Closing, Seller shall retain the Assumed Liabilities related to the Bucket Two Shop (collectively, the “Retained Assumed Liabilities”) until such time as Purchaser acquires the Bucket Two Shop on the Bucket Two Closing Date. Notwithstanding the foregoing, if any Assumed Liability relates to the Bucket Two Shop and to one or more of any of the Bucket One Shops (collectively, the “Mixed Assumed Liabilities”), then Seller shall assign to Purchaser, and Purchaser shall assume from Seller, such Mixed Assumed Liabilities in the manner described in the Agreement for assigning and assuming the Assumed Liabilities and such Mixed Assumed Liabilities shall be deemed Transferred Assumed Liabilities. The Transferred Assumed Liabilities, the Retained Assumed Liabilities and the Mixed Assumed Liabilities are more particularly described on Exhibit “C” attached to this Amendment.
     c. Closing Documents. At the Closing, each closing document described in Sections 4.4 and 4.5 of the Agreement that is not attached to this Amendment shall be modified as reasonably necessary in order to reflect that the Bucket Two Shop is not being conveyed to Purchaser at the Closing and the Parties shall use their best and good faith efforts to make such modifications in an equitable manner to be consistent with the terms of this Amendment and the Agreement. In addition, the Parties agree that at Closing they will execute a Management Agreement in the form of Exhibit “D” attached hereto and incorporated herein by this reference.
     8. Closing — Purchase Consideration.
     a. Disbursements at the Closing. At the Closing, 100% of the Cash Consideration, 100% of the non-competition consideration (as set forth in the Non-Competition Agreement) and the Non-Escrow Shares (as defined below) shall be disbursed to Seller. The Escrow Funds and additional Shares (which shall be consideration for the Bucket Two Shop) with a Trading Value of $500,000.00 (the “Supplemental Escrow Shares”) shall be placed in escrow pursuant to the terms of the Escrow Agreement. The Escrow Funds and Supplemental Escrow Shares shall be placed into escrow to be held and disbursed in accordance with the terms of the Escrow Agreement. The term “Non-Escrow Shares” shall mean the number of Shares having having a Fair Market Value of $12,500,000.00 less the Shares constituting Escrow Funds and less the Shares constituting Supplemental Escrow Shares.
     b. Bucket Two Shop Disbursement Following the Closing. Within ten (10) business days following the date Purchaser notifies Seller that it has received 100% of all permanent licenses and permits Purchaser needs in order to own and operate the Bucket Two Shop, Seller shall convey the Retained Assets to Purchaser and Seller shall assign to Purchaser and Purchaser shall assume from Seller the Retained Assumed Liabilities (and such transferred Retained Assets and Retained Liabilities shall thereafter be included in the “Transferred Assets” and the “Transferred Assumed Liabilities.”) On the date (the “Bucket Two Closing Date”) the Parties close the transfer of the Bucket Two Shop from Seller to Purchaser (the “Bucket Two Closing”), the Parties will execute such closing documents as are reasonably necessary in order to effectuate such transfer of the Bucket Two Shop, with such closing documents to be in form and substance similar to the closing documents described in Sections 4.4 and 4.5 of the Agreement that are to be executed at the Closing in connection with the transfer of the Bucket One Shops from Seller to Purchaser on the Closing Date; provided, however, the Parties agree that the Escrow Agreement, Non-Competition Agreement, the Software License Agreement, the Intellectual Property Assignment, the Human Resources Agreement, the certificates of title described in Section 4.4(k), and the payoff letters described in Section 4.4(p) shall be deemed final on the Closing Date and shall not be re-executed in connection with the closing of the Bucket Two Shop, as described herein; and provided further, however, that on the Bucket Two Closing Date the Parties shall also execute a termination agreement whereby the Parties terminate the Management Agreement. On the Bucket Two Closing Date, Seller and Purchaser shall execute joint written instructions to the Escrow Agent to disburse to Seller the Supplemental Escrow Shares then being held by the Escrow Agent under the Escrow Agreement.
     9. Rescission Rights. With written notice to Seller, Purchaser may elect to rescind the transaction contemplated by this Amendment with respect to the Bucket Two Shop if the

Management Agreement is terminated in accordance with its terms prior to such time as Purchaser and Seller consummate the Bucket Two Closing. In the event the transaction is rescinded as to the Bucket Two Shop, then during the period of time between the Closing Date and the Rescission Date, revenue and expenses of the Bucket Two Shop shall be allocated among the Parties in accordance with the terms and conditions of the Management Agreement. From the Closing Date until such time as the transaction is rescinded as to the Bucket Two Shop, Purchaser shall be the employer of all employees who work at such Shop. If the transaction is rescinded as to the Bucket Two Shop, then from and after the Rescission Date, Seller shall become and be the employer of all employees who thereafter work at the Bucket Two Shop. If Purchaser elects to rescind the transaction as to the Bucket Two Shop pursuant to this Section, the Parties agree to take the following rescission actions:
     a. Documentation; Expenses. With respect to any Mixed Assets or Mixed Assumed Liabilities, Purchaser shall grant Seller such rights as Seller may reasonably need in connection with such Mixed Assets and Mixed Assumed Liabilities in order to permit Seller to operate the Bucket Two Shop. Within one hundred twenty (120) days following the date of rescission, but in no event prior to the liquidation of the business assets of the Bucket Two Shop, Seller will use reasonable efforts to obtain all necessary consents to assign to Purchaser the Bucket Two Lease (as defined in Exhibit “B” attached hereto) and thereafter assign Seller’s rights under the Bucket Two Lease to Purchaser. Purchaser agrees to accept the Bucket Two Lease and will assume all obligations arising thereunder after the effective date of such assignment (the “Bucket Two Lease Transfer Date”). From and after the Bucket Two Lease Transfer Date, the Bucket Two Lease shall be deemed an Assumed Liability. On the effective date of the rescission (the “Rescission Date”) the Parties will also execute a termination agreement that terminates the Management Agreement applicable to the Rescinded Shop. Each Party will pay its own transaction costs and expenses related to any rescission transaction contemplated by this Section (including, without limitation, out-of-pocket due diligence and travel expenses, copy, fax, delivery, filing and recording fees and costs, and the fees and expenses of any attorneys, accountants, consultants, lenders, investment bankers or other advisors such party may engage to assist it with such transaction).
     b. Return of Supplemental Escrow Shares. On the Rescission Date, Purchaser shall be entitled to receive the Supplemental Escrow Shares and Seller and Purchaser shall execute joint written instructions to the Escrow Agent to disburse to Purchaser the Supplemental Escrow Shares then being held by the Escrow Agent under the Escrow Agreement.
     c. Liquidation of Bucket Two Shop Assets. Within one hundred twenty (120) days after the Rescission Date, Seller shall liquidate the business assets of the Bucket Two Shop; provided, however, such liquidation shall not affect Purchaser’s rights and ownership of the Mixed Assets. Seller shall be entitled to 100% of the liquidation proceeds.
     10. Management of the Bucket Two Shop. From the Closing Date through the earlier to occur of (a) the Rescission Date or (b) the Bucket Two Closing Date, Seller shall own the

Bucket Two Shop and Purchaser shall manage the Bucket Two Shop on behalf of Seller pursuant to the Management Agreement. To the extent there are any Mixed Assets or Mixed Assumed Liabilities applicable to the Bucket Two Shop, Purchaser shall provide Seller with such rights and benefits related to such Mixed Assets and Mixed Assumed Liabilities as Seller may reasonably request or require in order for Seller to own and operate the Bucket Two Shop in the manner specified in the applicable Management Agreement. To the extent there are any Retained Assets or Retained Assumed Liabilities applicable to the Bucket Two Shop, Seller shall provide Purchaser with the rights and benefits related to such Retained Assets and Retained Assumed Liabilities as Purchaser may reasonably request or require in order for Purchaser to operate the Bucket Two Shop in the manner specified in the Management Agreement. At all times during the term of the Management Agreement, Seller shall maintain in valid existence 100% of all licenses and permits necessary to lawfully own and operate the Bucket Two Shop. Following the Bucket Two Shop Closing, the Bucket Two Shop shall automatically be deemed a Bucket One Shop from and after the Bucket Two Closing Date.
     11. Notices. From and after the date hereof, the notice address for Seller and Principal for all purposes under the Agreement shall be Maxit Financial, LLC, 700 N.W. Gilman Blvd. #471 Issaquah, WA. 98027, Phone: (425) 445-9922.
     12. Preliminary Allocation Agreement. The Parties agree and acknowledge that they have mutually elected not to prepare or execute the Preliminary Allocation Agreement described in Section 4.4(r) of the Agreement.
     13. Escrow Agreement. Exhibit “D” to the Agreement is deleted in its entirety and is replaced with the Escrow Agreement attached hereto as Exhibit “E” and incorporated by reference herein. As of the day hereof Exhibit “E” hereto shall be Exhibit “D” to the Agreement.
     14. Supplemental Disclosure Agreement. The Schedules to the Agreement are hereby deleted in their entirety from the Agreement and are replaced with the Schedules (the “Updated Schedules”) attached hereto and incorporated by reference herein. The Parties agree that this Amendment, together with the Updated Schedules attached hereto, constitutes the Supplemental Disclosure Agreement described in the Agreement.
     15. Amendment to Agreement. Section 4.16 of the Agreement is hereby amended to delete “90 days” and replace it with “60 days.”
     16. Health Insurance Premiums. At Closing, Purchaser hereby agrees to reimburse Seller in the amount of $79,336.00 for prepaid health insurance premiums paid to Aetna by Seller prior to the Closing Date for October 2010 health insurance.
     17. Credits to Purchaser. At Closing, Seller agrees to pay Purchaser (i) $4,000.00 for the estimated cost to replace the showroom floor at Store 26, (ii) $3,000.00 for the estimated cost of partially replacing the floor at Store 31 and (iii) an amount equal to $250,000.00 in connection with certain obligations assumed by Purchaser under the lease agreement for Store 15.

     18. Governing Law. This Amendment and the rights and obligations of the Parties hereto shall be governed by and construed and enforced in accordance with the laws (but not the laws and rules governing conflicts of laws) of the State of Texas. Each Party irrevocably and unconditionally consents to submit to the jurisdiction of, and to resolve any action in, an Approved Jurisdiction. Each Party agrees (i) not to commence any action except in an Approved Jurisdiction, (ii) to waive any defenses as to personal jurisdiction in an Approved Jurisdiction, and (iii) that service of any process, summons, notice or document by U.S. registered or certified mail to each party’s respective address for notices set forth in this Amendment shall be effective service of process for any action brought against a party hereto in each Approved Jurisdiction. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action in an Approved Jurisdiction and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in such Approved Jurisdiction that any such action brought in such Approved Jurisdiction has been brought in an inconvenient forum.
     19. Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Amendment shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Amendment a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
     20. Counterparts. This Amendment may be executed and delivered by the Parties in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Any signature on this Amendment may be a facsimile signature and all Parties agree that any signature delivered by facsimile shall be treated as an original signature to any such document.
     21. Captions. The captions in this Amendment are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.
THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

     THIS AMENDMENT IS EXECUTED to be effective as of the 4th day of October, 2010.

PURCHASER:		SELLER:

Cash America, Inc. of Nevada,		MAXIT FINANCIAL, LLC,
a Nevada corporation		a Washington limited liability company

By:	/s/ Thomas A. Bessant, Jr.	By:	/s/ Bradley E. Shain
	Thomas A. Bessant, Jr., Executive Vice President		Bradley E. Shain, Manager

		By:	/s/ Stanley L. Baty
Stanley L. Baty, Manager

PRINCIPAL:

/s/ Bradley E. Shain
Bradley E. Shain